As Filed with the Securities and Exchange Commission on August 30, 2005

Registration No. 33-__________

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH SCIENCES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-2709221 (I.R.S. Employer Identification Number)	2833 (Primary Standard Industrial Classification Code Number)

Howard Hughes Center

6080 Center Dr., 6th Floor

Los Angeles, California 90045

(310) 242-6700

(Address of Principal Executive Offices and Zip Code)

Fred E. Tannous

Chief Executive Officer

Howard Hughes Center

6080 Center Dr., 6th Floor

Los Angeles, California 90045

(310) 242-6700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

HEALTH SCIENCES GROUP, INC.

2005 STOCK OPTION, DEFERRED STOCK

AND RESTRICTED STOCK PLAN

(Full Title of the Plans)

Copies to

Leib Orlanski, Esq.

Kirkpatrick & Lockhart LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA  90067

Telephone (310) 552-5000

Facsimile (310) 552-5001

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $.001 par value	5,000,000	$0.76	$ 3,800,000	$447.26

(1)

Plus such additional number of shares as may hereafter become issuable pursuant to the 2005 Stock Option, Deferred Stock and Restricted Stock Plan of Health Sciences Group, Inc. (the “Plan”) in the event of a stock dividend, split-up of shares, recapitalization or other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)(h), based on the closing sale price of the Common Stock in the Over-the-Counter Bulletin Board on August 29, 2005.

PROSPECTUS

602,740 SHARES

HEALTH SCIENCES GROUP, INC.

COMMON STOCK

This prospectus relates to the offer for sale from time to time of up to 602,740 shares of common stock of Health Sciences Group, Inc. by the holders of awards of 602,740 shares of Common Stock granted under our 2005 Stock Option, Deferred Stock and Restricted Stock Plan, whose names are listed under the heading “Selling Security Holders” beginning on page 9.  We will not receive any portion of the proceeds from the resale of the shares by the selling security holders.

Our common stock is traded on the OTC Bulletin Board under the symbol HESG.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE TWO IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.

The selling security holders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices.  The selling security holders may sell shares directly to purchasers or through brokers or dealers.  Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders.  For more information on how the shares may be distributed, see “Plan of Distribution” on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 30, 2005.

TABLE OF CONTENTS

AN OVERVIEW OF OUR BUSINESS

3

RISK FACTORS

4

USE OF PROCEEDS

9

SELLING SECURITY HOLDERS

9

PLAN OF DISTRIBUTION

10

DESCRIPTION OF SECURITIES REGISTERED

11

DISCLOSURE OF THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT

  LIABILITIES

15

INCORPORATION OF DOCUMENTS BY REFERENCE

15

WHERE YOU CAN FIND MORE INFORMATION

16

Throughout this prospectus, “Health Sciences Group,” “HESG,” “we,” “us,” and “our,” and other possessive and other derivations thereof, refer to Health Sciences Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires.  All trademarks and trade names appearing in this prospectus and the documents information incorporated herein are the property of HESG, unless otherwise indicated.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”).  We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering.  You should rely only on the information provided in, and incorporated by reference into, this prospectus.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.  We have authorized no one to provide you with different information.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This prospectus, and certain information incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, statements regarding our future results of operations or financial position are forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue.” Although management of HESG believes the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from those stated herein.  See “Risk Factors” below.

The cautionary statements made in this prospectus and in the incorporated information should be read as being applicable to all related forward-looking statements contained in this prospectus and the incorporated information.

AN OVERVIEW OF OUR BUSINESS

We are a vertically integrated provider of innovative products and services in the nutraceutical and cosmeceutical industries.  When we use the term “vertically integrated” we mean that we purchase raw materials and manufacture the end product from such materials.  The term “nutraceutical” means nutritional food supplements.  The term “cosmeceutical” means products which improve the appearance of the skin.

We offer value-added ingredients, bioactive formulations, and proprietary technologies used in nutritional supplements, functional foods and beverages, and skin care products.  When we use the term “bioactive formulations” we mean formulations of vitamins, herbs, minerals and other chemical compounds, which when ingested, affect the chemical processes taking place within the human organism.  The term “value-added ingredients” means raw materials, such as herbs, which are combined, processed and formulated in accordance with customer specifications and as a result have greater value to the customer than the raw material value of the ingredients.  “Nutritional supplements” means vitamins, minerals, herbs and chemical compounds designed to supplement nutrients derived from food for the purpose of maintaining the bodily requirements for proper health and nutrition.  “Functional foods” means nutritional supplements which provide some of the same material elements as found in foods.

We develop and sell high-margin products based on proprietary technologies in the areas of transdermal drug delivery, cosmeceuticals, and integrative medicine to customers who manufacture and distribute compounded pharmaceuticals, functional foods, skin care products and cosmetics.  By “transdermal” drug delivery we mean the ability of a lotion to penetrate the human skin and deliver a chemical compound into the bloodstream.  By “integrative medicine” we mean the combination of traditional medicine with alternative health care treatments.

We also developed a number of proprietary formulations which combine vitamins, herbs and other food supplements with traditional over-the-counter generic drugs.

Our business strategy is to develop new customer relationships in our core business, expand our marketing program by increasing existing product lines, marketing through new outlets and securing new distribution relationships, and by so doing increase our revenues.  We had net losses attributable to common shareholders of $10,949,657, $8,447,276, and $4,283,936 for our fiscal years ended in December 31, 2004, 2003 and 2002.  Our cumulative losses for the last three years amount to $23,680,869.  Our losses are substantial and increasing.

Our product offerings fall into the categories which are described below:

Transdermal Products.  We produce and sell a line of topical and transdermal drug delivery products in the form of a neutral base to which prescribed drugs can be added thereby enabling medicinal and therapeutic treatments to penetrate the skin.  These products include a variety of Hormone Replacement Therapy (HRT) bases, high absorption liposomal bases, anti-inflammatory bases and various skin care products, such as moisturizers and sunscreens.

New Products.  We plan to introduce a new product line, called CoCare™, which is based on pharmaceutical and nutraceutical ingredient combinations.  Our CoCare™ products are based upon our patented technology which combines over-the-counter pharmaceutical drugs with synergistic herbal ingredients.  Our CoCare ™ product line includes a combination of an anti-inflammatory product such as acetametophin with a synergistic formulation of select anti-oxidants such as green tea, Astragalus root and elderberry and a liver protectant such as the herb, milk thistle.  We also have patents for products which include combinations of over the counter acid reflux, migraine headache and pain relief products combined with herbal products that mix synergistically with the over-the counter pharmaceutical product with which it is combined.

RISK FACTORS

This offering and any investment in our common stock involve a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  If any of the following risks actually occur, our business, financial condition and results of operations could be harmed.  The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR COMPANY

The auditors’ report contains a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent certified public accountants have stated in their report included elsewhere in this prospectus that we have incurred losses from operations and have limited working capital that raise substantial doubt about our ability to continue as a going concern.  We had net losses attributable to common shareholders of $10,949,657, $8,447,276, and $4,283,936 for our fiscal years ended in December 31, 2004, 2003 and 2002.  Our cumulative losses for the last three years amount to $23,680,869.  We hope to continue to fund operations through additional debt and equity financing arrangements that we believe may be sufficient to fund our capital expenditures, working capital, and other cash requirements for the year ending December 31, 2005  The successful outcome of future financing activities cannot be determined at this time and there are no assurances that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

There is a risk that we will be unable to obtain additional funds to expand or grow our business.

We have limited cash liquidity and capital resources.  If we engage in acquisitions or seek to expand operations or grow our business, we will need to raise funds in amounts necessary to finance any such acquisitions, expansion or growth.  There can be no assurance that we will be able to raise any such additional funds.  Moreover, if we obtain debt financing, there can be no assurance we will be able to service the debt.

We may be liable for the entire balance of the secured debt obligation of our discontinued wholly-owned subsidiary, Quality Botanical Ingredients, Inc.

We are a guarantor of the secured credit facility issued to QBI by La Salle Business Credit, LLC pursuant to a Continuing Unconditional Corporate Guaranty dated as of February 21, 2003. In the first quarter of 2005, QBI’s assets were liquidated, netting approximately $308,000, with all proceeds applied to the balance due.  It is expected that land owned by a co-guarantor will be sold in the third quarter of 2005 with net proceeds also applied to the balance due. Proceeds from the land sale are expected to significantly reduce the approximate $1.7 million balance due, however we may be liable for the entire balance if the sale of such assets is unsuccessful.  At this time, management can not provide an accurate estimate of the expected proceeds from the sale of such assets.

The discontinuation of Quality Botanical Ingredients’ and Xcel HealthCare operations will decrease our consolidated revenues and may have a material adverse affect on our business.

In October 2004, our Board of Directors elected to discontinue operations of our wholly-owned subsidiary, Quality Botanical Ingredients, Inc., and in May 2005, our Board of Directors elected to discontinue operation of our wholly owned subsidiary, Xcel HealthCare, Inc.  If we are unable to generate additional revenues through our other business operations, we will realize a significant decrease in annual revenues ranging from $1 million to $5 million per year which could have material adverse affect on our business.

We face significant competition.

The market for health-related retail goods and services is characterized by intense competition.  Nearly all of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do.  Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, retail affiliates, and others.  We cannot assure you that we will be able to compete successfully against our current or future competitors or that our business and financial results will not suffer from competition.  Our transdermal products compete with those offered by Spectrum Labs, Gallipot and Professional Compounding Centers of America (PCCA).  Competition is based upon, price, timely delivery, product quality, safety, availability, product innovation, marketing assistance and customer service.  We believe that we compare favorably in all of these categories, but do not contend that our products or services have characteristics which are different from those of our competitors.  Our new products will face strong competition from pharmaceutical companies, healthcare companies, nutritional and alternative medicine companies such as McNeil Consumer & Specialty Pharmaceuticals, Country Life Vitamins, and Tishcon Corporation.

Our Stockholders may be diluted as a result of future financings.

Any equity financings would result in dilution to our then-existing shareholders.  Furthermore, the possible sale of restricted shares issued and outstanding may, in the future, dilute the percentage of free-trading shares held by a shareholder or subsequent purchaser of our securities in the market, and may have a depressive effect on the price of our securities.  Further, such sales, if substantial, might also adversely affect our ability to raise additional equity capital in the future.

There is no assurance we will be able to establish a marketing organization.

Our long term business plan is to market the dermatological and cosmeceutical products which we develop, either through the utilization of contract sales representatives or through the establishment of our own sales force.  If we do not establish a marketing organization, we may be hampered in the sale of our products.  We have not yet begun to develop such marketing channels as to do so would require an investment of substantial amounts of capital, approximately $2,500,000, which we currently do not possess and which we may never be able to access.  Accordingly, despite our plans, we may be unable to develop our own marketing channels and would therefore be relying on marketing partnerships with other companies with whom we have not yet established relationships or arrangements.

There is no assurance that we will be able to develop or to acquire complimentary products.

Although we are presently focusing on the in-house development of our pharmaceutical and nutraceutical products, we may seek to acquire products, technologies or companies with products, manufacturing and distribution capabilities consistent with our commercial objectives.  We have not yet, however, at this stage identified such other products, technologies or other companies and there can be no assurance that we will be able to acquire such products or companies.  We presently do not have the capital to make acquisitions.  Accordingly, in the near term, any such acquisitions would most likely require that we issue stock in our Company to effect acquisitions which would result in dilution to our shareholders.  If we do not acquire or develop additional products, our growth will be constrained.

There may be insufficient consumer acceptance of integrative medicine products or our new products.

While we have developed a number of proprietary formulations that integrate traditional over-the-counter generic drugs with complimentary alternative medications such as vitamins, herbs and other nutraceutical supplements which we intend to market under the CoCare® brand name to address heart disease, cold and flu, arthritis, migraine, allergy and other conditions, there can be no assurance that the nascent field of integrative medicine will result in an established market for our products or that consumers will find our products, or our new products more beneficial than existing over-the-counter generic drugs or products offered by our competitors and already established in the marketplace.

There can be no assurance we will be able to successfully brand our CoCare® products or our Shugr™ products.

Creating a new brand normally requires a significant investment in advertising and promotion which would be beyond the current resources of our Company.  Without such financial and other resources, it would be extremely difficult to establish CoCare® or Shugr™ as brands, or other branded products.

Our new Shugr™ product may be unable to compete against established sugar substitutes such as Nutrasweet™.

While we have recently begun to market our Shugr™ product in The Vitamin Shoppe, a national retail chain, we face formidable obstacles in consumer acceptance of this product in the face of established artificial sweeteners such as Nutrasweet™, Splenda™ and other such products.  We believe that in the near term it will be difficult to convince food and beverage manufacturers to utilize our product as an ingredient as a sugar substitute due to the substantial marketing and branding and infrastructure investment that they have made in promoting and utilizing such products as Nutrasweet™, Splenda™ and other such sugar substitutes.  We do expect that retail consumers may find our product available for sale in such retail chains as The Vitamin Shoppe and General Nutrition Centers.  Nevertheless, although we intend to establish promotional brochures and displays in such shops to create consumer awareness, we realize that, as a result of the enormous amounts of branding investments made by Nutrasweet™, Splenda™ and other such sugar substitutes, we may be unable to attract consumers to our product.  We therefore may be unsuccessful in our marketing effort, in which case we may not realize significant revenues from the Shugr™ product line or other products.

We may not be able to establish strategic alliances in order to develop markets for our products.

Our business strategy for the exploitation of our CoCare® family of proprietary pharmaceutical and nutraceutical products require that we enter into strategic alliances and partnerships with pharmaceutical, nutraceutical and/or biotechnology companies in order to market and distribute such products.  We have explored such potential relationships with several such companies but to date have not entered into any such alliances and there can be no assurance that we will be able to enter into such alliances or agreements.  Failure to do so poses the risk that it may be difficult or impossible for us to realize our business plan objectives to develop or market our proprietary pharmaceutical and nutraceutical products.

Moreover, if we do enter into such agreements for alliances with pharmaceutical, nutraceutical and/or biotechnology companies, there can be no assurance that such agreements or alliances will be entered into upon terms which generate significant revenues or enable us to achieve profitability.  Furthermore, our plan is to retain exclusive or co-marketing co-promotion rights in the United States to our products, while out-licensing rights for other uses to our strategic partners and alliances.  There can be no assurance that we will be able to negotiate agreements which enable us to retain such rights.

We may be unable to protect our proprietary rights.

Although we have developed a number of proprietary formulations to integrate over-the-counter generic drugs with complimentary alternative medications for which there are patents pending, there can be no assurance that such patents will be issued or that our formulations do not infringe on other parties patents or proprietary rights.  Furthermore, there can be no assurance that even if we receive patents on our formulations we will be able to defend such patents against competitors with larger financial resources.  We have to date not encountered any litigation or threats in regard to proprietary rights.

There is a risk that we will be unable to retain or acquire skilled employees to execute our growth plans.

Our potential for success depends significantly on our two executive officers, our Chief Executive Officer, Fred E. Tannous, and President, Bill Glaser.  We do not carry key-man life insurance on either executive.  Given the early stage of our development and our plans for rapid expansion, the loss of the services of either executive or the services of any other key employees we may hire in the future would have a substantial, adverse effect on our business.  We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, marketing and management personnel.  If we are unable to hire the necessary personnel, the development of our business would likely be delayed or prevented.  Competition for these highly-skilled employees is intense.  As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

We have an employment agreement with Mr. Fred E. Tannous that commenced July 1, 2005 and ends June 30, 2008.  The base salary under this employment contract is $250,000 per year.  This contract provides for a performance bonus in an amount equal to of 5 % of the Adjusted EBITDA for each fiscal year and an option grant for the purchase of up to 500,000 shares of Company common stock exerciseable at a price equal to $0.65 per share.  The option shall be exercisiable on a monthly pro rata basis over the term of the agreement.  If the Company shall merge, sell a controlling interest, or sell a majority of its assets; or if there is a transaction (or series of transactions) in which the

Company’s shareholders sell a majority of outstanding shares of Company capital stock, then we shall pay Mr. Tannous the greater of the remainder of his salary or two hundred fifty thousand dollars.  Further, at the date of any such merger or sale is consummated, all unvested options shall be immediately accelerated and as to any unexercised options to purchases shares in the Company which are held by Mr. Tannous, the Company shall pay Mr. Tannous cash in the amount equal to the difference between the consideration paid to the Company on a per share basis less the exercise price of the option, the value of which is multiplied to the number of options which Mr. Tannous holds.  If this employment contract is terminated by us without good cause, or if we are in breach of the agreement, or if we assign the executive without his consent to a lesser responsibility status than his current position, or require the executive to be based elsewhere other than our principal executive office, then we are required to Mr. Tannous the lesser of  (i) his salary for the remainder of the term of the agreement or (ii) one year’s salary and accrued benefits prorated through the date of termination.

We may be subject to product liability claims for our products.

Customers and end users may sue us if any of our products sold to them fail to perform properly or injure the user.  Liability claims could require us to spend significant time and money in litigation and pay significant damages.  As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results.  We currently have product liability insurance limited to $5 million, however, we expect to increase the amount of coverage when we have sufficient funds to pay for such increase in coverage.  Although not a product liability case, one of our subsidiaries is a defendant in a $400,000 lawsuit which alleges we did not deliver a product in accordance with specifications.  See “Legal Proceedings” below.

RISKS RELATED TO THE INDUSTRY

Government regulation could adversely affect viability of selling vitamins, supplements and minerals.

In the United States, extensive federal government regulations may restrict the way dietary supplement products are sold, resulting in restrictions on these products and content which may result in significant additional expenses to us.  Also, numerous U.S. governmental agencies may regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of dietary supplement products.  The primary regulatory agency in the United States for these products is the Food and Drug Administration (FDA).  The laws, regulations and enforcement policies governing dietary supplement products are relatively new and still evolving, and we cannot predict what enforcement positions the FDA or other governmental agencies may take with respect to our products.  In general, the dietary supplement industry has adopted different interpretations of these laws than have the relevant regulatory agencies.  We can not at this time determine the extent to which FDA regulation will impact our business.

Next, U.S. federal, state and local government regulations may restrict the products which we manufacture.  The U.S. FDA regulates vitamin, supplements and other health care products under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder.  These products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency.  Additionally, the U.S. Federal Trade Commission regulates advertising and other forms of promotion and methods of marketing of these products under the Federal Trade Commission Act.  Also, various state and local agencies may also regulate the manufacture, labeling and advertising of these products.

We cannot be certain that we comply with all laws and regulations in this area.  Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties, an injunction to stop or modify certain selling methods, seizure of products, adverse publicity or voluntary recalls and labeling changes.  If any governmental agency were to undertake an enforcement action against us, this could cause an immediate decrease in our revenues, cause us to incur significant additional expenses and result in a decrease in our stock price.

There is a risk that the nutraceutical industry may become saturated.

We are part of the nutraceutical industry which has experienced the entry of new participants and suppliers on an ever increasing basis.  If this trend continues, the industry may reach a saturation point at which none of the suppliers will be able to sell their products at a profit.  Should that occur, our company would be adversely affected.

RISKS RELATED TO THE OFFERING

We are listed on the NASD OTC Electronic Bulletin Board, which can be a volatile market.

Our common stock is quoted on the OTC Electronic Bulletin Board (“OTCBB”).  It is a more limited trading market than the NASDAQ SmallCap Market, and timely, accurate quotations of the price of our common stock may not always be available.  You may expect trading volume to be low in such a market.  Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

In 2001, our stock price ranged from a high of $4.90 to a low of $0.07; in 2002, our stock price ranged from a high of $4.20 to a low of $0.55; in 2003, our stock price ranged from a high of $1.80 to a low of $0.65; and in 2004, our stock price ranged from a high of $1.50 to a low of $0.49.

The stock market has experienced significant price and volume fluctuations, and the market prices of nutraceutical companies, particularly small capitalization companies such as HESG, have been highly volatile.  Investors may not be able to sell their shares at or above the then current, OTCBB price.  Recent changes in the rules of the OTCBB may make it difficult for small companies such as ours to continue to be quoted on the OTCBB.  In addition, our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors.  This failure could lead the market price of our common stock to decline.

The market price of our common stock could also fluctuate substantially due to:

•

quarterly fluctuations in operating results;

•

announcements of new products or product enhancements by us or our competitors;

•

technological innovations by us or our competitors;

•

general market conditions or market conditions specific to our or our customers’ industries; or

•

changes in earnings estimates or recommendations by analysts.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has at times been instituted against that company.  If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management’s attention and resources.

The market for our stock may be adversely affected by the penny stock rule.

Our common stock is subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share.  Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction.  The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.  Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share.  The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it.  Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Future issuances of our common stock could dilute current shareholders and adversely affect the market.

In June we received shareholder approval to increase our authorized common stock to 80,000,000 shares.  We have the authority to issue these shares and to issue options and warrants to purchase shares of our common stock and preferred stock without stockholder approval.  These future issuances could be at values substantially below the price paid for our common stock by our current shareholders.  Future sales of our common stock could adversely affect the market.

Future sales of our common stock into the market, including sales by our officers, directors and principal shareholders, may also depress the market price of our common stock.  Sales of these shares of our common stock or the market’s perception that these sales could occur may cause the market price of our common stock to fall.  These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.  The conversion of the Series A, B and C Preferred Stock and exercise of outstanding option and warrants will dilute our common stockholders and may depress the price of our common stock.

Future sales of preferred stock could also adversely affect the rights of our common stock and have an anti-takeover effect.

In June, 2005 we received shareholder approval to increase our authorized preferred stock to 20,000,000 shares and have the authority to issue these shares without shareholder approval.  The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock.  An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve

USE OF PROCEEDS

We will not receive any portion of the proceeds from the resale of the shares of common stock by the selling security holders.

SELLING SECURITY HOLDERS

The shares of common stock offered by this prospectus represent those shares of common stock which were awarded pursuant to our 2005 Stock Option, Deferred Stock and Restricted Stock Plan (“2005 Plan”), to each of the employees of Health Sciences Group, Inc. named as a selling security holder in the table below.  Our registration of these shares of common stock, however, does not necessarily mean that the selling security holders will sell all or any of their shares.

The following table sets forth information regarding the beneficial ownership of the common stock of Health Sciences Group, Inc. as of August 30, 2005, by the selling security holders.

The information provided in the table below with respect to the selling security holders has been obtained from the selling security holders and our records.  Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling security holders after this offering.  In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time since the date on which we obtained the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering (1)
Fred E. Tannous (2)	3,562,144	342,466	3,219,678	12.65%
Bill Glaser (3)	3,475,671	260,274	3,215,397	12.63%

_______________

(1)

Based on 23,951,723 shares of common stock outstanding on June 30, 2005.

(2)

Mr. Tannous is the Chief Executive Officer, Treasurer and a Director of Health Sciences Group, Inc.  The number of shares beneficially owned includes options to purchase 150,000 shares at zero cost per share, 350,000 shares at the exercise price of $0.55 per share, and options to purchase 500,000 shares at $0.85 per share exercisable within 60 days.

(3)

Mr. Glaser is the President and a Director of Health Sciences Group, Inc.  The number of shares beneficially owned includes options to purchase 150,000 shares at zero cost per share, 350,000 shares at the exercise price of $0.55 per share, and options to purchase 500,000 shares at $0.85 per share exercisable within 60 days.

PLAN OF DISTRIBUTION

The selling security holders or their respective pledgees, donees, transferees or other successors-in-interest:

▪

may sell shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the OTC Bulletin Board service or on such other market on which the common stock may from time to time be trading;

▪

may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions;

▪

may engage in the sale of such shares through equity-swaps or the purchase or sale of options; and/or

▪

may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof.

The sale price to the public may be the market price for common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling security holders determine from time to time.  The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus.  The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.  There can be no assurance that all or any part of the shares offered hereby will be sold by the selling security holders.

The selling security holders or their respective pledgees, donees, transferees or other successors-in-interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling security holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling security holders, alternatively, may sell all or any part of the shares offered hereby through an underwriter.  No selling security holder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.  If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.  To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

The selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Therefore, any selling security holder that may be deemed to be an underwriter will be subject to prospectus delivery requirements under the Securities Act.  Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.  Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares.  The selling security holders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling security holders and limit the timing of purchases and sales of any shares of common stock by the selling security holders.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  The foregoing may affect the marketability of the shares offered by this prospectus.

We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission.  Certain of the selling security holders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.  We will be indemnified by certain of the selling security holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

Upon a sale of common stock pursuant to this registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.  We will not pay brokerage commissions or taxes associated with sales by the selling security holders.

This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions in accordance with Rule 144(k) under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling security holders.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 80,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.  The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of June 30, 2005, assuming no exercise of outstanding warrants issued or stock options granted, we had 23,951,723 shares of common stock outstanding, which were held of record and beneficially by approximately 3,700 stockholders.  Subsequently, the Company has issued 468,092 shares as noted herein. Upon completion of this offering, there will be 24,419,815 shares of common stock outstanding.  See “Prospectus Summary, The Offering,” for exclusions from shares outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

We do not intend to pay cash dividends on our common stock in the foreseeable future.  To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share.  A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or “average revenue” of at least $6 million for the last three years, would also be excluded from the definition of “penny stock.”  As long as we do not meet these financial requirements and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is governed by rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase, resulting in restrictions on the marketability of our common stock.  Additionally, the Securities and Exchange Commission’s penny stock rules include various disclosure requirements that may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our common stockholders to sell their shares in the secondary market.

Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, privileges, preferences, powers and designations of the preferred stock, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any vote or action of our stockholders.  Our Board of Directors has designated a class of preferred stock called “Series A Preferred Stock” which is convertible into or common stock at $0.85 per share provided that if we effect a reverse stock split prior to conversion and within six months of the closing of the Series A Preferred Stock offering, the conversion price will be lowered to the 5 day average closing bid price, beginning on the 11th day after the split, provided such price is lower than the then conversion price.

The holders of the Series A Preferred Stock are entitled to receive dividends at an annual rate of 8% payable in cash or, at the Company’s sole discretion, in registered shares of common stock of the Company at the end of each calendar quarter and on the third anniversary date, and otherwise when, as and if declared by the Board of Directors at the same rate as to which any dividend is declared and paid on shares of common stock.  No dividends shall be declared or paid on any shares of common stock unless an equal or greater dividend is paid on the Series A Preferred Stock in the same year.

In the event of any liquidation, dissolution or winding up of the Company, or merger or sale of substantially all the assets of the Company, the Holders of the Series A Preferred Stock are entitled to receive in preference to the holders of common stock an amount per-share equal to the Purchase Price (estimated to be $0.85 per share) plus any accrued but unpaid dividends.  After the Series A Preferred Stock liquidation preference has been paid, the Series A Preferred Stock will participate with the common stock on an as-converted basis with respect to assets remaining and legally available for distribution.

Holders of the Series A Preferred Stock have the right to convert their shares into fully paid and non-assessable shares of common stock at the Purchase Price (estimated to be $0.85 per share), subject to adjustment in certain events (the “Conversion Price”), at any time prior to the third anniversary of their respective date of issuance.

The Series A Preferred Stock is automatically converted into common stock at the Conversion Price upon (i) the third anniversary; or (ii) if, after two years from the Closing Date of the Series A Preferred Stock offering, the common stock trades at a closing bid price of $4.00 or more for twenty (20) consecutive days.

Holders of the Series A Preferred Stock will have the right to vote on an as-converted basis with the holders of the common stock, together as a single class.   Holders of the Series A Preferred Stock are entitled to vote separately on (i) any alteration of the rights of the Series A Preferred Stock; (ii) any change in the authorized number of shares of the Series A Preferred Stock; (iii) the redemption or repurchase of shares of the Series A Preferred Stock; or (iv) the proposed issuance of any shares with a liquidation preference senior to the Series A Preferred Stock.

We retain the right to issue future classes of preferred stock with a liquidation preference pari-passu with the Series A Preferred Stock.

The holders of Series A Preferred Stock have the right to participate on a pro rata basis in future private offerings of our securities, subject to customary exceptions.

The Conversion Price of the Series A Preferred Stock and the exercise price of the warrants issued in connection with the Units will be reduced to the price at which new equity securities are issued in the future, if such price is below the Purchase Price per Unit, subject to certain exceptions with adjustments.

We are obligated to file a Registration Statement for resale of a the shares of common stock underlying the Series A Preferred Stock, the warrants, and the Introducing Agent warrants issued to Spencer Trask designees; and b) shares issuable for dividend payments should issuance of dividends in common stock be elected by us.  We are subject to financial penalties if we do not adhere to our registration obligations.  This prospectus includes such shares.

The holders of Series A Preferred Stock are entitled to elect one director to our Board of Directors.

Our Board of Directors has also authorized and designated a class of preferred stock called Series B Preferred Stock.  Each share of Series B Preferred Stock has a liquidation preference of $25,000, is convertible into 29,412 shares of common stock, subject to certain adjustments.  The total number of Series B Preferred Stock authorized is 130.  The holders of Series B Preferred Stock are entitled to receive dividends at the rate of six percent (6%) per annum, payable at the option of the Company in cash or in shares of common stock.  So long as any shares of Series B Preferred Stock are outstanding, the Company may not declare or pay any dividends on the common stock, unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock (or on any stock ranking junior to the Series B Preferred Stock.)  In the event of a dissolution or liquidation of the Company, all accrued and unpaid dividends are payable.

The Series B Preferred Stock has certain protective provisions so that so long as any shares of Series B Preferred Stock remain outstanding, the Company may not, without the vote of 3/4ths of the shares of Series B Preferred Stock outstanding at that time, amend its charter provisions pertaining to the Series B Preferred Stock so as to adversely affect any rights of the Series B Preferred Stock, redeem or pay dividends on shares of common stock, amend the Articles of Incorporation or Bylaws so as to affect adversely the Series B Preferred Stock, effect any distribution with respect to shares junior to the Series B Preferred Stock, reclassify the Company’s outstanding securities other than a stock split, voluntarily file for bankruptcy or liquidate or change the nature of the Company’s business.

Except with respect to transactions upon which the Series B Preferred Stock is entitled to vote separately as a class pursuant to the foregoing and, except as otherwise required by Delaware law, the Series B Preferred Stock has no voting rights.  The common stock into which the Series B Preferred Stock is convertible has the same voting rights as the other issued and outstanding common stock of the Company.

In the event of the liquidation, dissolution or winding up of the Company, Series B Preferred Stock is entitled to receive in preference to the common stock and to any other shares that are junior to the Series B Preferred Stock, an amount equal to $25,000 per share of the Series B Preferred Stock plus any accrued and unpaid dividends.  A consolidation or merger of the Company or the sale of substantially all of its assets under circumstances where more than fifty percent (50%) of the voting shares of the Company is disposed or conveyed is not deemed to be a liquidation.  In the event of a merger of the Company with or into another corporation, the Series B Preferred Stock will maintain its relative powers and preferences.

The Series B Preferred Stock is automatically convertible into common stock on the earlier of (A) the date which is three (3) years following the issuance date of the Series B Preferred Stock and (B) the first date that is at least one hundred eighty (180) days following the effective date of the Registration Statement providing for the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock, that the closing bid price of the common stock exceeds $2.125 for a period of fifteen (15) consecutive trading days and, provided further, that the Registration Statement, which the Company is required to file with the Securities and Exchange Commission, is effective and has been effective for a period of sixty (60) consecutive calendar days and the average daily trading volume of the common stock for the ten (10) trading days is equal to or greater than 150,000 shares per day.  Until the mandatory conversion date, the conversion price is subject to adjustment in the event that the Company should issue shares of common stock at a price lower than $.85 per share and subject to adjustments for stock splits and similar transactions.

In addition to the other rights of the Series B Preferred Stock outlined above, upon the occurrence of certain major transactions, each holder of Series B Preferred Stock has the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares at a price per share equal to one hundred percent (100%) of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.  The Company may pay the redemption price in cash or shares of common stock.

In addition, upon the occurrence of a triggering event, each holder of Series B Preferred Stock has the right to require the Company to redeem all or a portion of such holder’s shares of Series B Preferred Stock at a price equal to one hundred twenty percent (120%) of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.  The Company has the right in certain circumstances to pay the redemption price in cash or shares of common stock.

A major transaction is defined as the merger of the Company, a sale of more than fifty percent (50%) of the Company’s assets or a tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of common stock.

A triggering event is defined as lapses for any reason of the effectiveness of the Registration Statement which the Company is required to file with respect to the common stock underlying the Series B Preferred Stock or, if the Registration Statement is unavailable to the holders of the Series B Preferred Stock, for sale of the shares of common stock underlying the Preferred Stock, if such lapse or unavailability continues for a period of twenty (20) consecutive trading days, the suspension from listing of the Company’s stock, the Company’s notice of its inability to comply with a conversion request, or the Company breaches any representation or warranty, covenant or other term or condition pertaining to the Series B Preferred Stock.

The shares of common stock underlying the Series B Preferred Stock are subject to a demand registration rights and certain piggy-back rights which if not met subject the Company to certain penalty payments comparable to those pertaining to the registration rights applicable to the Series A Preferred shares.

We have also issued 3,166 shares of Series C Convertible Preferred Stock, convertible into 2,878,188 shares of common stock at a conversion price of $1.10 per share.  The Series C Convertible Preferred Stock bears a dividend of 8% per annum and has substantially the same rights, characteristics, penalties, demand registration rights and other features as the Series B Convertible Preferred Stock.

DISCLOSURE OF THE SEC'S POSITION ON
INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that we will indemnify our officers and directors to the full extent permitted by Delaware state law.  Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (a) any breach of the duty of loyalty to us or our shareholders, (b) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (c) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (d) violations of certain laws, or (e) any transaction from which the director derives an improper personal benefit.

Our Bylaws provide that we will indemnify and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was an officer or director of Health Sciences Group or is or was serving at the request of Health Sciences Group as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Health Sciences Group in the successful defense of any action, suit or proceeding) is asserted by, such director, officer or controlling person in connection with the securities being registered, Health Sciences Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We intend to enter into indemnity agreements with each of our directors and executive officers to indemnify them against expenses and losses incurred for claims brought against them in their capacities as directors or executive officers.

There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.  We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement some of the information we have already filed with the SEC.  As a result, we can disclose important information to you by referring you to those documents.  These incorporated documents contain important business and financial information about us that is not contained in or delivered with this prospectus.  The information incorporated by reference is considered to be part of this prospectus.  Moreover, later information filed with the SEC by us in the future will update and supersede this information and similarly, be considered to be a part of this prospectus.  We incorporate by reference the documents listed below, all filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; and
•	Our Current Reports on Form 8-K filed on January 5, 2005, February 1, 2005, February 22, 2005, March 1, 2005, March 21, 2005, April 14, 2005, May 19, 2005, July 19, 2005 and July 26, 2005

We will provide, without charge, to each person to whom a prospectus is delivered, a copy of these documents that are incorporated by reference into, but not delivered with, this prospectus.  You may request a copy of these filings by writing or telephoning us at the following address:

Fred E. Tannous, Chief Executive Officer

Health Sciences Group, Inc.

Howard Hughes Center

6080 Center Drive, 6th Floor

Los Angeles, California 90045

Telephone number: (310) 242-6700

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC.  You may read and copy any such documents that we have filed.  You may do so at the SEC's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.

PLAN INFORMATION

Information required by Item 1 will be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.

REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Information required by Item 2 will be included in documents sent or given to participants in the Plan pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and are made a part hereof:

(a)

The Company’s annual report on Form 10-KSB filed on April 15, 2005 for the year ended December 31, 2004.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company’s quarterly reports on Form 10-QSB filed on May 16, 2005 for the fiscal quarter ended March 31, 2005, and August 22, 2005 for the fiscal quarter ended June 30, 2005; Form 8K filed January 5, 2005, February 1, 2005, February 22, 2005, March 1, 2005, March 21, 2005, April 14, 2005, May 19, 2005, July 19, 2005 and July 26, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.

DESCRIPTION OF SECURITIES

We are authorized to issue 80,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.  The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of June 30, 2005, assuming no exercise of outstanding warrants issued or stock options granted, we had 23,951,723 shares of common stock outstanding, which were held of record and beneficially by approximately 3,700 stockholders.  Subsequently, the Company has issued 468,092 shares as noted herein. Upon completion of this offering, there will be 24,419,815 shares of common stock outstanding.  See “Prospectus Summary, The Offering,” for exclusions from shares outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

We do not intend to pay cash dividends on our common stock in the foreseeable future.  To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share.  A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or “average revenue” of at least $6 million for the last three years, would also be excluded from the definition of “penny stock.”  As long as we do not meet these financial requirements and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is governed by rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase, resulting in restrictions on the marketability of our common stock.  Additionally, the Securities and Exchange Commission’s penny stock rules include various disclosure requirements that may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our common stockholders to sell their shares in the secondary market.

Preferred Stock

Under our certificate of incorporation, our Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, privileges, preferences, powers and designations of the preferred stock, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any vote or action of our stockholders.  Our Board of Directors has designated a class of preferred stock called “Series A Preferred Stock” which is convertible into or common stock at $0.85 per share provided that if we effect a reverse stock split prior to conversion and within six months of the closing of the Series A Preferred Stock offering, the conversion price will be lowered to the 5 day average closing bid price, beginning on the 11th day after the split, provided such price is lower than the then conversion price.

The holders of the Series A Preferred Stock are entitled to receive dividends at an annual rate of 8% payable in cash or, at the Company’s sole discretion, in registered shares of common stock of the Company at the end of each calendar quarter and on the third anniversary date, and otherwise when, as and if declared by the Board of Directors at the same rate as to which any dividend is declared and paid on shares of common stock.  No dividends shall be declared or paid on any shares of common stock unless an equal or greater dividend is paid on the Series A Preferred Stock in the same year.

In the event of any liquidation, dissolution or winding up of the Company, or merger or sale of substantially all the assets of the Company, the Holders of the Series A Preferred Stock are entitled to receive in preference to the holders of common stock an amount per-share equal to the Purchase Price (estimated to be $0.85 per share) plus any accrued but unpaid dividends.  After the Series A Preferred Stock liquidation preference has been paid, the Series A Preferred Stock will participate with the common stock on an as-converted basis with respect to assets remaining and legally available for distribution.

Holders of the Series A Preferred Stock have the right to convert their shares into fully paid and non-assessable shares of common stock at the Purchase Price (estimated to be $0.85 per share), subject to adjustment in certain events (the “Conversion Price”), at any time prior to the third anniversary of their respective date of issuance.

The Series A Preferred Stock is automatically converted into common stock at the Conversion Price upon (i) the third anniversary; or (ii) if, after two years from the Closing Date of the Series A Preferred Stock offering, the common stock trades at a closing bid price of $4.00 or more for twenty (20) consecutive days.

Holders of the Series A Preferred Stock will have the right to vote on an as-converted basis with the holders of the common stock, together as a single class.   Holders of the Series A Preferred Stock are entitled to vote separately on (i) any alteration of the rights of the Series A Preferred Stock; (ii) any change in the authorized number of shares of the Series A Preferred Stock; (iii) the redemption or repurchase of shares of the Series A Preferred Stock; or (iv) the proposed issuance of any shares with a liquidation preference senior to the Series A Preferred Stock.

We retain the right to issue future classes of preferred stock with a liquidation preference pari-passu with the Series A Preferred Stock.

The holders of Series A Preferred Stock have the right to participate on a pro rata basis in future private offerings of our securities, subject to customary exceptions.

The Conversion Price of the Series A Preferred Stock and the exercise price of the warrants issued in connection with the Units will be reduced to the price at which new equity securities are issued in the future, if such price is below the Purchase Price per Unit, subject to certain exceptions with adjustments.

We are obligated to file a Registration Statement for resale of a the shares of common stock underlying the Series A Preferred Stock, the warrants, and the Introducing Agent warrants issued to Spencer Trask designees; and b) shares issuable for dividend payments should issuance of dividends in common stock be elected by us.  We are subject to financial penalties if we do not adhere to our registration obligations.  This prospectus includes such shares.

The holders of Series A Preferred Stock are entitled to elect one director to our Board of Directors.

Our Board of Directors has also authorized and designated a class of preferred stock called Series B Preferred Stock.  Each share of Series B Preferred Stock has a liquidation preference of $25,000, is convertible into 29,412 shares of common stock, subject to certain adjustments.  The total number of Series B Preferred Stock authorized is 130.  The holders of Series B Preferred Stock are entitled to receive dividends at the rate of six percent (6%) per annum, payable at the option of the Company in cash or in shares of common stock.  So long as any shares of Series B Preferred Stock are outstanding, the Company may not declare or pay any dividends on the common stock, unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock (or on any stock ranking junior to the Series B Preferred Stock.)  In the event of a dissolution or liquidation of the Company, all accrued and unpaid dividends are payable.

The Series B Preferred Stock has certain protective provisions so that so long as any shares of Series B Preferred Stock remain outstanding, the Company may not, without the vote of 3/4ths of the shares of Series B Preferred Stock outstanding at that time, amend its charter provisions pertaining to the Series B Preferred Stock so as to adversely affect any rights of the Series B Preferred Stock, redeem or pay dividends on shares of common stock, amend the Articles of Incorporation or Bylaws so as to affect adversely the Series B Preferred Stock, effect any distribution with respect to shares junior to the Series B Preferred Stock, reclassify the Company’s outstanding securities other than a stock split, voluntarily file for bankruptcy or liquidate or change the nature of the Company’s business.

Except with respect to transactions upon which the Series B Preferred Stock is entitled to vote separately as a class pursuant to the foregoing and, except as otherwise required by Delaware law, the Series B Preferred Stock has no voting rights.  The common stock into which the Series B Preferred Stock is convertible has the same voting rights as the other issued and outstanding common stock of the Company.

In the event of the liquidation, dissolution or winding up of the Company, Series B Preferred Stock is entitled to receive in preference to the common stock and to any other shares that are junior to the Series B Preferred Stock, an amount equal to $25,000 per share of the Series B Preferred Stock plus any accrued and unpaid dividends.  A consolidation or merger of the Company or the sale of substantially all of its assets under circumstances where more than fifty percent (50%) of the voting shares of the Company is disposed or conveyed is not deemed to be a liquidation.

In the event of a merger of the Company with or into another corporation, the Series B Preferred Stock will maintain its relative powers and preferences.

The Series B Preferred Stock is automatically convertible into common stock on the earlier of (A) the date which is three (3) years following the issuance date of the Series B Preferred Stock and (B) the first date that is at least one hundred eighty (180) days following the effective date of the Registration Statement providing for the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock, that the closing bid price of the common stock exceeds $2.125 for a period of fifteen (15) consecutive trading days and, provided further, that the Registration Statement, which the Company is required to file with the Securities and Exchange Commission, is effective and has been effective for a period of sixty (60) consecutive calendar days and the average daily trading volume of the common stock for the ten (10) trading days is equal to or greater than 150,000 shares per day.  Until the mandatory conversion date, the conversion price is subject to adjustment in the event that the Company should issue shares of common stock at a price lower than $.85 per share and subject to adjustments for stock splits and similar transactions.

In addition to the other rights of the Series B Preferred Stock outlined above, upon the occurrence of certain major transactions, each holder of Series B Preferred Stock has the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares at a price per share equal to one hundred percent (100%) of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.  The Company may pay the redemption price in cash or shares of common stock.

In addition, upon the occurrence of a triggering event, each holder of Series B Preferred Stock has the right to require the Company to redeem all or a portion of such holder’s shares of Series B Preferred Stock at a price equal to one hundred twenty percent (120%) of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.  The Company has the right in certain circumstances to pay the redemption price in cash or shares of common stock.

A major transaction is defined as the merger of the Company, a sale of more than fifty percent (50%) of the Company’s assets or a tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of common stock.

A triggering event is defined as lapses for any reason of the effectiveness of the Registration Statement which the Company is required to file with respect to the common stock underlying the Series B Preferred Stock or, if the Registration Statement is unavailable to the holders of the Series B Preferred Stock, for sale of the shares of common stock underlying the Preferred Stock, if such lapse or unavailability continues for a period of twenty (20) consecutive trading days, the suspension from listing of the Company’s stock, the Company’s notice of its inability to comply with a conversion request, or the Company breaches any representation or warranty, covenant or other term or condition pertaining to the Series B Preferred Stock.

The shares of common stock underlying the Series B Preferred Stock are subject to a demand registration rights and certain piggy-back rights which if not met subject the Company to certain penalty payments comparable to those pertaining to the registration rights applicable to the Series A Preferred shares.

We have also issued 3,166 shares of Series C Convertible Preferred Stock, convertible into 2,878,188 shares of common stock at a conversion price of $1.10 per share.  The Series C Convertible Preferred Stock bears a dividend of 8% per annum and has substantially the same rights, characteristics, penalties, demand registration rights and other features as the Series B Convertible Preferred Stock.

ITEM 5.

INTERESTS OF NAMED EXPERTS

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law.  Our Bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees.  We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our Bylaws.

We also have directors’ and officers’ liability insurance.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

The restricted securities to be reoffered pursuant to this registration statement and the attached reoffer prospectus were issued pursuant to Section 4(2) of the Securities Act of 1933 to two of the Company’s employees in a position to protect their own interests.

ITEM 8.

EXHIBITS

4.

Health Sciences Group, Inc. 2005 Stock Option, Deferred Stock and Restricted Stock Plan.

5.1

Opinion and consent of Kirkpatrick Lockhart Nicholson & Graham, LLP re: the legality of the shares being registered

23.1

Consent of Kirkpatrick Lockhart Nicholson & Graham, LLP (included in Exhibit 5.1)

23.2

Consent of Stonefield Josephson, Inc., certified public accountants

ITEM 9.

UNDERTAKINGS

(a)

The registrant hereby undertakes:

(1)

To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Health Sciences Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, California on the 30th day of August, 2005.

HEALTH SCIENCES GROUP, INC.

By:

  /s/ Fred E. Tannous

Fred E. Tannous

Chief Executive Officer,

Principal Financial Officer, Co-Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ FRED E. TANNOUS Fred E. Tannous	Co-Chairman, Chief Executive Officer, and Principal Financial Officer	August 30, 2005
/s/ BILL GLASER Bill Glaser	Co-Chairman and President	August 30, 2005
/s/ DUKE BEST Duke Best	Controller	August 30, 2005